For More Information Contact:

Investor Relations
Rick Etskovitz, Chief Financial Officer
Astea International Inc.
215-682-2500
retskovitz@astea.com

FOR IMMEDIATE RELEASE:

Astea Reports Third Quarter 2008 Results

Horsham, PA, November 13, 2008—Astea International Inc. (NASDAQ:ATEA), a global provider of service management solutions, today released financial results for the third quarter of 2008.

For the third quarter ended September 30, 2008, Astea reported revenues of $5.4 million compared to revenues of $7.2 million for the same period in 2007. Net loss for the third quarter was $976,000 or ($.27) per share, compared to a net profit of $192,000 or $.05 per share for the same period in 2007. License revenues were $141,000 compared to $2.1 million in 2007. Total service and maintenance revenues were $5.3 million compared to $5.0 million in 2007.

“The overall economic slowdown has had an impact on our business. While our professional services revenues have increased compared to this time last year, we are seeing the economic downturn having an impact on license revenues. The softness in our license revenues is mainly attributed to the delay of the purchasing decision by many prospects due to the economic uncertainty, which is lengthening our sales cycle. To offset some of these decision-making delays with larger enterprise prospects, we have an increased focus on aggressively pursuing opportunities that also exist today in the small to mid-size market,” stated Zack Bergreen, chairman and CEO of Astea International. “We remain steadfast in closely monitoring and adjusting our operating expenses. In addition to controlling expenses, we will continue to focus on improving sales execution to ensure that we bring the active pipeline opportunities we are currently pursuing to closure as quickly as possible. We believe that in tough economic times, it is fundamental that companies minimize their expenses, optimize their operations, and exceed the service expectations of their existing customers. Our software helps organizations achieve all of these goals, so we believe we will see continued interest in our solutions through this period.”

THIRD QUARTER HIGHLIGHTS

•
Astea announced $3 million in capital investment, in which it concluded a private placement of 826,446 shares of newly designated Series A Convertible Preferred Stock to the Chairman, Founder and CEO of Astea International.

•	Existing customers continued to expand their configurations with additional licensing for more users and functionality.

•	Continue to be actively engaged in large enterprise deployments, encompassing the entire solution suite - back office, mobility, and scheduling optimization solution modules.

•	Successfully launched FieldCentrix Enterprise version 4.5, introducing significant technology updates, new features and functionality, as well as increased language support.

•	Astea was named to Deloitte’s Technology Fast 50 List, for the greater Philadelphia area, which is based on the percentage revenue growth over the five-year period, from 2003 to 2007.

Astea will host a conference call that will be broadcast live over the Internet on November 14, 2008 at 11:00 AM EST to discuss the Company's third quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International

Astea International (NASDAQ: ATEA) is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. With the acquisition of FieldCentrix, Astea complements its existing portfolio with the industry’s leading mobile field service execution solutions. Astea is helping companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point. Since its inception, Astea has licensed applications to companies, around the world, in a wide range of sectors including information technology, telecommunications, instruments and controls, business systems, HVAC, gaming/leisure, imaging, industrial equipment, and medical devices.

www.astea.com. Service Smart. Enterprise Proven.

# # #

© 2008 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

This press release contains forward-looking statements and expectations of future results that are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea’s products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company’s financial results are included at length in the Company’s Form 10-K for the fiscal year ended December 31, 2007, as supplemented in the 10-Q for the Quarter ended September 30, 2008 as filed with the Securities and Exchange Commission.